Statement Re:  Computation of per share earnings
Fremont General Corporation



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                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                        1996          1995*
                                                                     ------------  ------------
                                                                      (AMOUNTS IN THOUSANDS,
                                                                      EXCEPT PER SHARE DATA)

Primary:
Weighted average shares outstanding                                       24,837        25,390
Net effect of dilutive stock options - based
  on the treasury stock method using
  average market price                                                       965           432
                                                                     ------------  ------------
Total                                                                     25,802        25,823
                                                                     ============  ============

Net income                                                               $18,517       $14,206
                                                                     ============  ============

Per share amount                                                           $0.72         $0.55
                                                                     ============  ============


Fully Diluted:
Weighted average shares outstanding                                       24,837        25,390
Net effect of dilutive stock options - based
  on the treasury stock method using the
  quarter-end market price, if higher than
  average market price                                                       965           432
Assumed conversion of LYONs                                                7,208         7,208
                                                                     ------------  ------------
Total                                                                     33,010        33,030
                                                                     ============  ============

Net income                                                               $18,517       $14,206

Income adjustments for fully diluted computation:
  Add interest expense and amortization of prepaid
    expense, net of federal income tax, for assumed
    conversion of LYONs                                                    1,166         1,027
                                                                     ------------  ------------
Total                                                                    $19,683       $15,233
                                                                     ============  ============

Per share amount                                                           $0.60         $0.46
                                                                     ============  ============




*   Adjusted retroactively for all stock splits and dividends.

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